Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 252-7999 F 617 252-7550 www.vcel.com

Vericel Reports First-Quarter 2015 Financial Results

Total Revenues of $10.8 Million Reported for the First Quarter

Conference Call Today at 4:30pm Eastern Time

CAMBRIDGE, Mass., May 14, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today reported financial results for the quarter ended March 31, 2015.  Total revenues for the first quarter were generated primarily from net sales of Carticel® (autologous cultured chondrocytes) implants and surgical kits and Epicel® (cultured epidermal autografts), which were acquired on May 30, 2014 as part of the acquisition of Sanofi’s cell therapy and regenerative medicine business.

Vericel reported a net loss for the quarter ended March 31, 2015 of $4.9 million, or $0.27 per share, compared to a net loss of $6.0 million, or $1.26 per share, for the same period in 2014.

Total revenues for the quarter ended March 31, 2015 were approximately $10.8 million and included approximately $7.1 million in net sales of Carticel implants and surgical kits and approximately $3.6 million in net sales of Epicel.  Total Carticel and Epicel net product revenues in the first quarter increased approximately 4% over the same period in 2014.

Gross profit for the quarter ended March 31, 2015 was $5.3 million, or 49% of total revenues, including sales by the company’s Marrow Donation LLC subsidiary.

Research and development expenses for the quarter ended March 31, 2015 were $4.4 million versus $3.3 million for the same period a year ago.  The increase in first-quarter research and development expenses is primarily due to an increase in the number of patients treated and followed in the Phase 2b ixCELL-DCM clinical trial, and the addition of personnel and other expenses associated with Epicel, Carticel and MACI™ (matrix-applied characterized autologous cultured chondrocytes).

Selling, general and administrative expenses for the quarter ended March 31, 2015 were $5.5 million compared to $1.4 million for the same period a year ago.  The increase in SG&A expenses is primarily due to sales and marketing expenses associated with the acquired commercial business and increased information technology, legal, consulting and personnel costs related to integrating and managing the acquired business in the United States.

Loss from operations for the quarter ended March 31, 2015 was $4.6 million compared to $4.6 million for the same period a year ago.  Material non-cash items impacting the operating loss for the quarter included $0.9 million of stock-based compensation expense and $0.3 million in depreciation expense.

Other expense for the quarter ended March 31, 2015 was $0.3 million compared to $1.4 million for the same period a year ago.  The change in other expense for the quarter is primarily due to a change in the fair value of warrants in the first quarter of 2015 compared to the same period in 2014.

As of March 31, 2015, the company had $25.9 million in cash compared to $30.3 million in cash at December 31, 2014.

Recent Business Highlights

During and since the first quarter of 2015, the company:

•                  Achieved 4% growth in total Carticel and Epicel net product revenues in the first quarter versus the same period in 2014;

•                  Achieved gross margins of 49% of total net revenues for the first quarter of 2015;

•                  Completed patient enrollment in the Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy;

•                  Submitted pre-meeting materials to the U.S. Food and Drug Administration (FDA) for discussions regarding U.S. registration requirements for MACI, a Phase 3 product candidate for the treatment of cartilage defects in the knee, and a pediatric label change for Epicel;

•                  Reported three-year follow-up results from the SUMMIT extension study of MACI at the 2015 Annual Meeting of the American Association of Orthopedic Surgeons, which demonstrated that patients treated with MACI versus microfracture continue to show a statistically significant improvement from baseline in the co-primary endpoint of knee injury and osteoarthritis outcome (KOOS) pain and function scores at year 3, with higher responder rates in the MACI group than in the microfracture group; and

•                  Appointed to its board of directors Dr. Steven Gilman, former executive vice president and chief scientific officer of Cubist Pharmaceuticals, Kevin F. McLaughlin, senior vice president and chief financial officer of Acceleron Pharma, and Dr. Paul Wotton, president and chief executive officer of Ocata Therapeutics.

“We are encouraged by the revenue trends and gross margin improvements that we have achieved for Carticel and Epicel since we acquired these products,” said Nick Colangelo, Vericel’s president and chief executive officer.  “We are confident that with our new talented sales professionals and the implementation of new marketing programs, we can continue to increase utilization of our products and grow revenues while simultaneously improving gross margins and driving the company to operating profitability.  At the same time, we are continuing to advance our pipeline with the completion of patient enrollment in the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T and our ongoing discussions with the FDA to determine the regulatory requirements to bring MACI to the market in the U.S. and obtain a pediatric label change for Epicel.”

Conference Call Information

Today’s conference call will be available live at 4:30pm Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation first-quarter 2015 investor conference call.  If calling from outside the U.S., please use the international phone number (253) 237-1173.

If you are unable to participate during the live call, the webcast will be available at http://investors.vcel.com/events.cfm until May 14, 2016.  A replay of the call will also be available until 11:59 pm (EDT) on May 18, 2015 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406.  The conference ID is 38518920.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions.  The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area.  Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and revenues trends and gross margin improvements, intended product development, clinical activity timing and regulatory pathway, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, integration of the acquired business, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

VERICEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$25,903	$30,343
Accounts receivable	9,166	8,191
Inventory	2,005	1,920
Other current assets	845	1,036
Total current assets	37,919	41,490
Property and equipment, net	3,446	2,892
Intangible assets	3,127	3,197
Total assets	$44,492	$47,579
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,726	$5,824
Accrued expenses	4,320	4,714
Warrant liabilities	1,398	1,081
Other	180	210
Total current liabilities	12,624	11,829
Long term debt	100	109
Other long-term liabilities	66	—
Total liabilities	12,790	11,938
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 23,786	305,931	305,008
Other comprehensive loss	(71)	(71)
Accumulated deficit	(312,547)	(307,685)
Total shareholders’ equity	31,702	35,641
Total liabilities and shareholders’ equity	$44,492	$47,579

VERICEL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Product sales	$10,849	$—
Total revenues	10,849	—
Costs and expenses:
Cost of product sales	5,568	—
Gross profit	5,281	—
Research and development	4,377	3,271
Selling, general and administrative	5,476	1,374
Total operating expenses	9,853	4,645
Loss from operations	(4,572)	(4,645)
Other income (expense):
Increase in fair value of warrants	(317)	(1,352)
Foreign currency translation gain	16	—
Interest income	13	4
Interest expense	(2)	(2)
Total other income (expense)	(290)	(1,350)
Net loss	$(4,862)	$(5,995)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.27)	$(1.26)
Weighted average number of common shares outstanding (Basic and Diluted)	23,786	5,868

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922